UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): January 27, 2006



                            HARVEY ELECTRONICS, INC.
------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         NEW YORK                             1-4626               13-1534671
------------------------------------    ------------------     ----------------
State or other jurisdiction of        (Commission File Number)   (IRS Employer
incorporation) Identification Number)



                  205 Chubb Avenue, Lyndhurst, New Jersey 07071
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       (Address of principal executive office)            (Zip Code)


Registrant's telephone number, including area code:  (201) 842-0078



                                       N/A
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(Former name or former address, if changed since last report)

Item 2.02 Results of Operations and Financial Conditions

     On January 27, 2006, Harvey Electronics, Inc. (the "Company") issued a release announcing its financial results for fiscal 2005 and the fourth quarter ended October 29, 2005. A copy of the release is attached as Exhibit 99.1.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                            HARVEY ELECTRONICS, INC.


                            By:/s/ Joseph J. Calabrese
                               ---------------------------------------------
                               Joseph J. Calabrese, Executive Vice President Chief Financial Officer, Treasurer and Secretary


Date: January 27, 2006

                                     HARVEY
                        Extraordinary. In every way.(TM)

For Immediate Release
January 27, 2006


                        HARVEY ELECTRONICS, INC. REPORTS

        RESULTS FOR FISCAL 2005 AND FOURTH QUARTER ENDED OCTOBER 29, 2005

Lyndhurst, NJ, January 27, 2006 -- Harvey Electronics, Inc. ("Harvey Electronics", "Harvey" or the "Company". NASDAQ Capital Market symbol: "HRVE") announced results for its fiscal year and fourth quarter ended October 29, 2005.

The Company's pre-tax loss for the year ended October 29, 2005 was $830,000 as compared to pre-tax income of $492,000 for the prior year.

The net loss for fiscal 2005 was $830,000, as compared to net income of $1,274,000 for fiscal 2004. Fiscal 2004 was impacted by two accounting events. During the fourth quarter of fiscal 2004, it was decided to relocate and consolidate the Company's B&O store in Greenwich, Connecticut with the Company's Harvey showroom in Greenwich. This resulted in a non-cash charge against income of $144,000, which represented the write-down of the remaining value of the leasehold improvements at that location. More significant, the Company had determined that a portion of its deferred tax assets would be realized. Accordingly, the Company recorded certain deferred tax assets resulting in the recognition of an income tax benefit of $977,000, also recorded in the fourth quarter of fiscal 2004.

The Company's pre-tax loss for the fourth quarter of fiscal 2005 was $284,000 as compared to a pre-tax loss of $294,000 for fiscal 2004. Included in the fourth quarter pre-tax loss for fiscal 2004 was the non-cash charge relating to the impairment of the leasehold improvements aggregating $144,000, discussed above.

The Company's net loss for the fourth quarter of fiscal 2005 was $284,000 as compared to net income of $748,000 in fiscal 2004. Net income for the fourth quarter of fiscal 2004 was positively impacted by the income tax benefit of $977,000, discussed above.

The Company's net loss for fiscal 2005 was negatively affected by reduced net sales as discussed below, and by approximately $200,000 in pre-opening expenses, operating losses and related promotional expenses related to the Company's new Bridgewater, New Jersey store, which opened in late June 2005.

Additionally, the Company reported a 54.3% increase in net advertising expense which also contributed to the Company's net loss in fiscal 2005. Net advertising expense in fiscal 2005 increased to $725,000 from $470,000 in fiscal 2004.

For the year ended October 29, 2005, net sales aggregated $40,444,000, a decrease of $2.7 million or 6.3% from the prior year. Comparable store sales for fiscal 2005 decreased approximately $3.5 million or 8% from the prior year.

For the fourth quarter of fiscal 2005, net sales aggregated $9,612,000, a decrease of $749,000 or 7.2% from the same quarter last year. Comparable store sales for the fourth quarter of fiscal 2005 decreased approximately $1.3 million or 12.6% from the same quarter last year.

Franklin Karp, Chief Executive Officer and President of Harvey Electronics, stated "We are obviously disappointed with our results for fiscal 2005 and are working hard to return to profitability. Fiscal 2005 was negatively impacted by a decline in retail store traffic and additionally, from reduced overall video sales. The Company's video business declined approximately 15% as a result of reduced CRT, DLP and DVD sales, as well as price compression, competition, key vendor product shortages and a 1% decline in flat panel unit sales. Despite the retail slowdown, our higher margin custom installation business continued to grow for fiscal 2005."

"The Company's successful custom installation business has increased for the year as well as the fourth quarter, both in overall sales dollars and as a percentage of net sales. Custom installation projects continued to increase and accounted for 63% of net sales in fiscal 2005 as compared to 59% in fiscal 2004. As a result of our strong custom installation business, inclusive of a 17% increase in labor sales, coupled with the strong attachment of higher margin accessory sales, the Company's gross profit margin improved for both fiscal 2005 and the fourth quarter of fiscal 2005, as compared to the same periods last year. The gross profit margin improved to 41.7% in fiscal 2005 as compared to 41.1% in fiscal 2004. For the fourth quarter of fiscal 2005, the gross profit margin improved to 41.4% from 40.9% from the same quarter last year."

Mr. Karp continued, "Our overall video sales have been negatively impacted by price compression in the industry as well as competitive pressures in the market. We believe this trend will continue. As video products are affected by price compression, we believe it is an opportunity for the Company to attach additional higher margin audio components, accessories and labor while also driving an increase in the number of video units sold. We continue to experience flat panel growth in larger size plasma and LCD televisions while reporting declines in smaller screen sizes. Sales of larger screen flat panels have, in fact, provided installation opportunities for the Company and should continue to provide these opportunities in fiscal 2006."

"The Company must continue to differentiate itself by offering sophisticated custom installations of home theaters and distributed audio and video, including programming capabilities that address complex technological integration and hard drive storage issues that our customers desire. These service offerings should continue to benefit sales and enhance gross margins and profitability."

"Net sales to date for the new Harvey retail store located in Bridgewater, New Jersey have been encouraging. We believe that this store will take some time to mature as its sales have significantly come from new home construction and custom installations which take time to cultivate and complete. We are very optimistic about the demographics of Somerset County and believe this showroom will add store contribution to the Company in fiscal 2006."

Mr. Karp noted, "In fiscal 2005, the Company's marketing efforts were in a transition stage. Effective September 1, 2005, the Company engaged a new advertising agency, Avrett Free Ginsberg, to promote its brand and increase awareness in the Company's service initiatives. The new campaign will be introduced in the Company's second quarter of fiscal 2006. We believe the new campaign will have a positive impact on the Company's 2006 results."

Mr. Joseph Calabrese, the Company's Chief Financial Officer stated, "Our selling general and administrative expenses have increased 2.9% for fiscal 2005, as compared to fiscal 2004. Pre-opening and operating expenses relating to the Company's new Harvey store in Bridgewater, New Jersey contributed to this increase, in addition to the substantial increase in net advertising expense for fiscal 2005. As mentioned above, net advertising expense for fiscal 2005 increased by $255,000 or 54.3% in fiscal 2005, as compared to fiscal 2004. Advertising expenditures remained stable for both fiscal 2005 and 2004, however, the Company realized less cooperative advertising support from its vendors due to a decline in the Company sales."

"Selling, general and administrative expenses also increased from additional payroll and payroll related costs, professional fees, occupancy costs, truck expenses, depreciation and amortization, EDP expenses and various other general store operating expenses."

"Due to the slowdown in the Company's retail traffic, we elected to begin a cost reduction program which began in the third quarter of fiscal 2005. We implemented a one-week non-paid furlough for all employees and reduced our work force and SG&A expenses where appropriate. These efforts will continue in fiscal 2006 as we review the effectiveness of our advertising expenditures, overall occupancy costs, work force needs and all other expenses of the Company. Purchasing efficiencies and improving the Company's inventory turns will also be an important endeavor for the Company in fiscal 2006."

Mr. Calabrese concluded, "Interest expense increased by approximately $57,000, or 32.7% for fiscal 2005, as compared to fiscal 2004. This was primarily due to increased borrowings and higher interest rates. The Company's balance outstanding on its credit facility at October 29, 2005 aggregated $3.5 million and had increased throughout fiscal 2005, as the Company used the credit facility to finance the construction of its new retail store in Bridgewater, New Jersey, as well as computer equipment, software deposits and development work relating to the replacement of its computer systems expected to be completed in fiscal 2006. At January 26, 2006, the balance outstanding on the Company's credit facility has been reduced to approximately $2.4 million from cash provided from operating activities, to date, for the first quarter. This has resulted in additional liquidity and availability from the credit facility."

Mr. Karp continued, "To date, we continue to see a slowdown in retail store traffic during our first quarter of fiscal 2006. Our custom installation business continues to be strong and our video business has improved, as unit sales have increased, somewhat offsetting additional price compression. However, we expect to see a decline in our audio business and an overall reduction in comparable store sales of between 9% and 10% for the first quarter of fiscal 2006, as compared to the same quarter in 2005."

Mr. Karp concluded, "We have been proactive in reducing expenses, improving efficiencies, remerchandising certain showrooms and cultivating our service offerings. We will continue to work hard, endeavoring to restore Harvey to profitability. We believe in the Company's brand, its employees and its market niche in offering the finest home theater products and related custom installation services. We remain optimistic about 2006 and beyond."

Harvey Electronics is a leading retailer and custom installer of high quality, exclusive home theater, audio and video products in the metropolitan New York area. The Company currently operates a total of nine locations; eight Harvey showrooms and one separate Bang & Olufsen branded store. There are two Harvey locations in Manhattan and six suburban locations in Paramus, New Jersey; Mt. Kisco, in Westchester; Greenwich, Connecticut; Greenvale/Roslyn, on the north shore of Long Island, in Eatontown, New Jersey and our newest store in Bridgewater, New Jersey. The Bang & Olufsen branded store is located in Union Square on 927 Broadway at 21st Street, in Manhattan. The Company also has a Bang & Olufsen showroom within our Harvey retail store in Greenwich, Connecticut.

Audio Video International, a well-respected trade publication, has named Harvey Electronics a national "Top Ten Retailer of the Year", seven years in a row.

Please visit a Harvey store or one of our Bang & Olufsen showrooms. Also, please inquire about Harvey's custom installation services.

From time to time, information provided by the Company, statements made by its employees or information, included in its filings with the Securities and Exchange Commission may contain statements, which are so-called "forward-looking statements" and not historical facts. Forward-looking statements can be identified by the use of words such as "believe", "expect", "intend",
"anticipate", "in my opinion", and similar words or variations. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company's actual future results may differ significantly from those stated in any forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, product demand, pricing, market acceptance, litigation, risks in product and technology development and other risk factors detailed in the Company's Prospectus dated March 31, 1998 and from time to time in the Company's Securities and Exchange Commission reports including its Form 10-K and Forms 10-Q.

For  more   information   and   showroom   locations,   visit  our   website  at
www.harveyonline.com.

CONTACTS:
o        Michael E. Recca,
         Chairman of the Board
         Tel. (212) 709-1907, Fax: (212) 709-1952
         Email: mer@skycapitalholdings.com
o        Franklin C. Karp, CEO/President,
         E-mail: fkarp@harveyonline.com or
                 ----------------------
         Joseph J. Calabrese, Executive Vice President & CFO
         E-mail: jcalabrese@harveyonline.com
         Harvey Electronics, Inc.
         Tel. (201) 842-0078, Fax (201) 842-0317

         (See financial table)

 Harvey Electronics, Inc. Announces Results for Fiscal 2005 and Fourth Quarter
                            Harvey Electronics, Inc.
                             Statement of Operations

                                                                                                           (Unaudited)
                                                       Fifty-two Weeks     Fifty-two Weeks     Thirteen Weeks      Thirteen Weeks
                                                            Ended               Ended               Ended              Ended
                                                         October 29,         October 30,         October 29,        October 30,
                                                            2005                2004                2005                2004
                                                     -------------------- ------------------ -------------------- -----------------
Net sales                                                    $40,444,374        $43,145,073           $9,611,588       $10,360,320
Other income                                                           -             28,150                    -             2,491
                                                     -------------------- ------------------ -------------------- -----------------
                                                              40,444,374         43,173,223            9,611,588        10,362,811
                                                     -------------------- ------------------ -------------------- -----------------
Cost of sales                                                 23,588,853         25,393,702            5,636,013         6,126,293
Selling, general and administrative expenses                  17,453,670         16,968,504            4,189,278         4,360,844
Interest expense                                                 232,194            175,025               70,756            25,340
Provision for impairment of long-lived assets                          -            144,092                    -           144,092
                                                     -------------------- ------------------ -------------------- -----------------
                                                              41,274,717         42,681,323            9,896,047        10,656,569
                                                     -------------------- ------------------ -------------------- -----------------

(Loss) income before income taxes (benefit)                    (830,343)            491,900            (284,459)         (293,758)
Income taxes (benefit)                                                 -          (782,000)                    -       (1,042,000)
                                                     -------------------- ------------------ -------------------- -----------------
Net (loss) income                                              (830,343)          1,273,900            (284,459)           748,242

Preferred Stock dividend requirement                              52,796             70,295               13,142            17,573
                                                     -------------------- ------------------ -------------------- -----------------
Net (loss) income applicable to Common Stock                  ($883,139)         $1,203,605           ($297,601)          $730,669
                                                     ==================== ================== ==================== =================
Net (loss) income per share applicable to
  common shareholders:
  Basic                                                          ($0.25)              $0.36              ($0.08)             $0.22
                                                     ==================== ================== ==================== =================
  Diluted                                                        ($0.25)              $0.32              ($0.08)             $0.18
                                                     ==================== ================== ==================== =================
Shares used in the calculation of net (loss)
  income per common share:
  Basic                                                        3,495,435          3,324,525            3,508,584         3,324,525
                                                     ==================== ================== ==================== =================
  Diluted                                                      3,495,435          4,033,492            3,508,584         4,050,882
                                                     ==================== ================== ==================== =================

                           Balance Sheet Information:
                                             October 29,        October 30,
                                                2005                2004
                                                ----                ----
Current Assets                               $8,618,000         $8,692,000
Current Liabilities                           5,658,000          5,520,000
Working Capital                               2,960,000          3,172,000
Total Assets                                 13,879,000         12,799,000
Long-Term Liabilities                         3,935,000          2,109,000
Shareholders' Equity                          4,287,000          5,170,000